EXHIBIT 99.1
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                              FAB INDUSTRIES, INC.

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                  NEW YORK, N.Y. -- May 30, 2002 - Fab Industries, Inc. (AMEX:
FIT), a manufacturer of warp and circular knit fabrics, raschel laces and laminated fabrics, announced that at its annual meeting of stockholders earlier today its stockholders overwhelmingly approved a plan for a sale of Fab Industries' business in the context of a corporate liquidation. The Company's Board of Directors met immediately after the annual meeting and declared an initial liquidating distribution of $10.00 per share, to be payable on June 24, 2002 with a record date of June 10th.

                  As previously announced, in light of the ongoing economic slowdown - particularly in the domestic textile industry - and diminishing revenues, Fab Industries has been engaged in a concerted effort to explore various strategic alternatives. In order to maximize stockholder value, the Company plans to sell its business and will do so as part of a plan of liquidation. The Company believes that in this way it will be able to distribute its large cash position, as well as the proceeds of any sale, to stockholders promptly and in a tax advantageous manner. Fab Industries will continue to operate its business pending a sale as its management feels that a sale of an on-going business will maximize stockholder value.

                  The Company today also reported the re-election of Lawrence H. Bober, Martin B. Bernstein and Steven Myers to its Board of Directors.

                  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and may include words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. No assurance can be given that Fab Industries will be successful in pursuing a sale of its assets, or that the plan of liquidation and dissolution will actually increase stockholder value. Fab Industries may not be able to find qualified buyers for its assets. Other potential risks and uncertainties include, without limitation, the Company's ability to support demand for its goods and services; material contingencies provided for in a sale of assets; amendment, delay in implementation or termination of any plan to sell assets and subsequently wind down Fab Industries' business; delisting of Fab Industries' stock from The American Stock Exchange; the Company's ability to retain key employees through the wind down period; and litigation arising as a result of Fab Industries' plan to wind down its operations. Fab Industries does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACT INFORMATION:

Steven Myers                            James Dubin
President and Chief Operating Officer   Partner
Fab Industries, Inc.                    Paul, Weiss, Rifkind, Wharton & Garrison
(212) 592-2731                          (212) 373-3026
sem4@msn.com                            jdubin@paulweiss.com